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Exhibit 4.12

LaSalle Bank National Association
135 South La Salle Street
Chicago, Illinois 60603

  Re:
  LaSalle Bank National Association Account No. 5800292103

Ladies and Gentlemen:

        This letter agreement dated as of March 16, 2004 (the "Agreement"), among LaSalle Bank National Association ("LaSalle"), Mrs. Fields Famous Brands, LLC a Delaware limited liability company (the "Customer"), and The Bank of New York, as Trustee (the "Trustee"), for its benefit and the benefit of the Holders (the "Holders") (under and as defined in that certain Indenture, dated as of March 16, 2004 (the "Indenture"), among, inter alia, the Customer, Mrs. Fields Financing Company, Inc., a Delaware corporation (the "Co-issuer" and, together with the Customer, the "Issuers"), each subsidiary of the Customer party thereto and the Trustee) shall serve as additional instructions regarding the operation and procedures for the deposit account described below.

        1.    ACCOUNT IDENTIFICATION.    This Agreement applies to Account No.5800292103 (the "Account") that has been established by the Customer at LaSalle. From and after the date of this Agreement, LaSalle shall title the Account "Mrs. Fields Famous Brands, LLC Collateral Account for the benefit of The Bank of New York, as Trustee". All parties agree that the Account is a "deposit account" within the meaning of Article 9 of the Uniform Commercial Code of the State of Illinois ("UCC"). Except pursuant to Section 9 hereof, LaSalle has not and will not agree with any third party to comply with instructions or other directions concerning the Account or the disposition of funds in the Account originated by such third party without the prior written consent of the Trustee and the Customer. LaSalle represents and warrants that (i) LaSalle has not entered into any other control agreement with any other party with respect to the Account and agrees that it will not do so while this Agreement is in effect, (ii) LaSalle has no knowledge of any claim, lien or interest in the Account or the assets in the Account other than those of the Customer, the Trustee and LaSalle; and (iii) LaSalle will at all times maintain the Account as a deposit account and not as an account to which financial assets may be credited.

        2.    CONTROL.

          (a)   The Customer hereby authorizes and directs LaSalle to comply, and LaSalle agrees to comply, with directions and other instructions in writing directing the disposition of funds from time to time in the Account or as to any other matters relating to the Account (collectively, "Instructions") that are originated by the Trustee in accordance with this Agreement, without further consent by the Customer. Without limiting the foregoing, the Trustee has the right hereunder to instruct LaSalle by written notice to wire transfer or otherwise transfer, in immediately available funds, to the Trustee at the account number specified by the Trustee, the amount of the collected and available funds credited to the Account and delivered to the Trustee all monies or instruments relating thereto or held therein and all proceeds thereof in each case as to all such collected funds, monies, instruments and/or proceeds existing at the time that the Instructions are received by LaSalle and/or thereafter existing (as such Instructions may specify), and LaSalle agrees to comply with any and all such Instructions, without further consent of the Customer.

          (b)   Notwithstanding the foregoing, the Customer shall be entitled to make withdrawals from the Account unless and until the Trustee gives Instructions to the contrary to LaSalle, provided, however, that the Customer acknowledges that its withdrawal or distribution privileges may be revoked in writing at any time by the Trustee.

        3.    DUTIES.    LaSalle agrees to take such action with respect to the Account as shall from time to time be specified in any writing purportedly from the Trustee. The Customer and the Trustee agree that (a) LaSalle has no duty to monitor the funds or other property in the Account, including the value thereof; (b) the Trustee may at any time make withdrawals from the Account and take any and all actions with respect to the Account, and LaSalle is hereby authorized to honor any Instructions with respect to the Account which purport to be from the Trustee (in each case without notifying or obtaining the consent of the Customer); (c) notwithstanding anything contained herein to the contrary, the Customer may not close the Account, without the prior written consent of the Trustee; (d) LaSalle may, without further inquiry, rely on and act in accordance with any Instructions it receives from (or which purport to be from) the Trustee, notwithstanding any conflicting or contrary instructions it may receive from the Customer, and LaSalle shall have no liability to the Trustee, the Customer or any other person in relying on and acting in accordance with any such Instructions from the Trustee; (e) LaSalle shall have no responsibility to inquire as to the form, execution, sufficiency or validity of any notice or Instructions delivered to it hereunder, nor to inquire as to the identity, authority or rights of the person or persons executing or delivering the same; (f) LaSalle shall have a reasonable period of time within which to act in accordance with any notice or Instructions from the Trustee with respect to the Account; and (g) except as specifically set forth herein, LaSalle shall not be subject to or bound by the terms of any other agreement between the Customer and the Trustee, whether or not LaSalle has been advised of the existence of the same.

        4.    INFORMATION.    LaSalle shall provide the Trustee and/or the Customer with such information with respect to the Account and the property held therein as the Trustee or the Customer may from time to time reasonably request, and the Customer hereby consents to such information being provided to the Trustee.

        5.    EXCULPATION; INDEMNITY.    LaSalle undertakes to perform only such duties as are expressly set forth herein. Notwithstanding any other provisions of this Agreement, the Trustee and the Customer hereby agree that LaSalle, any parent corporation, affiliated company or subsidiary of LaSalle, and each of their respective officers, directors, employees, attorneys and agents (each, an "Indemnified Party") shall not be liable for any action taken or omitted to be taken in accordance with this Agreement, including, without limitation, any action so taken at the request of the Trustee.. The Customer agrees to indemnify and hold each Indemnified Party harmless from and against all costs, damages, claims, judgments, reasonable attorneys' fees (whether such attorneys shall be regularly employed by LaSalle, its parent or any affiliate or specially retained), expenses, obligations and liabilities of every kind and nature which any Indemnified Party may incur, sustain or be required to pay (other than to the extent attributable to the gross negligence or willful misconduct of any such Indemnified Party as determined in a final non-appealable order of a competent court) in connection with or arising out of this Agreement or the actions or transactions contemplated hereby (collectively, "Expenses"), and to pay to such Indemnified Party promptly on demand the amount of all such Expenses. In addition, the Customer agrees to pay the reasonable fees and expenses of LaSalle for services rendered under this Agreement which are in addition to any fees and expenses provided for in any other agreement between LaSalle and the Customer governing or relating to the Account.

        6.    IRREVOCABLE AGREEMENT.    The Customer acknowledges that the agreements made by it and the authorizations granted by it herein are irrevocable and that the authorizations granted in Sections 2, 3 and 4 are powers coupled with an interest.

        7.    SUBORDINATION.    LaSalle hereby subordinates in favor of the Trustee any security interest or right of set-off which LaSalle may have now or at any time in the future against the Account and all assets therein and all proceeds thereof, provided, however, LaSalle shall retain a prior lien on and security interest in the Account and the assets held therein to secure payment for (a) customary and normal expenses and service fees owed to LaSalle solely with respect to the Account, (b) the reversal of provisional credits, and (c) amounts owed to LaSalle pursuant to Section 5 hereof.

        8.    UNCOLLECTED FUNDS.    If any receipts deposited in the Account (whether by check, draft, wire transfer, Automated Clearing House transfer, or otherwise) are returned unpaid or otherwise dishonored or not settled, LaSalle shall have the right to charge any and all such returned or dishonored items against the Account or to demand reimbursement therefor directly from the Customer. If there are insufficient collected funds in the Account, or the Customer fails to so repay LaSalle, the Trustee shall repay LaSalle for such debit or items within two (2) business days of LaSalle's demand therefor solely to the extent that the Trustee received the proceeds of the check or other deposit or credit to which the debit relates.

        9.    BANKRUPTCY; LITIGATION.    If at any time: (a) the Customer becomes subject to a voluntary or involuntary bankruptcy, reorganization, receivership or similar proceeding, or (b) LaSalle is served with legal process which it in good faith believes prohibits the disbursement of the funds deposited in the Account, then LaSalle shall have the right to place a hold on the funds in the Account until such time as it receives an appropriate court order or other assurance satisfactory to it as to the disposition of the funds in the Account.

        10.    MISCELLANEOUS.    This Agreement is binding upon the parties hereto and their respective successors and assigns (including any trustee of the Customer appointed or elected in any action under the Bankruptcy Code) and shall inure to their benefit. Neither the Customer nor the Trustee may assign their respective rights or obligations hereunder unless the prior written consent of LaSalle is obtained (which consent shall not be unreasonably withheld with respect to any assignment by the Trustee), and LaSalle may not assign its rights or obligations hereunder unless the prior written consent of the Trustee is obtained (which consent shall not be unreasonably withheld; provided, however, that no such consent will be required if the assignee is a bank affiliate of LaSalle). Neither this Agreement nor any provision hereof may be changed, amended, modified or waived, except by an instrument in writing signed by the parties hereto. Any provision of this Agreement that may prove unenforceable under any law or regulation shall not affect the validity of any other provision hereof. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois without regard to conflict of laws provisions, which shall also be the jurisdiction of LaSalle for purposes of the applicable UCC. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument. All existing or contemporaneous agreements between LaSalle and the Customer relating to the Account shall continue in full force and effect; provided, however, to the extent the provisions of this Agreement differ from or are inconsistent with the terms of such other agreements, the provisions of this Agreement shall govern and be controlling.

        11.    TERMINATION AND RESIGNATION.    This Agreement may be terminated by the Trustee upon fifteen (15) days prior written notice to LaSalle. LaSalle may, at any time upon fifteen (15) days prior written notice to the Trustee and the Customer, provided, however, LaSalle may, upon a breach by either the Customer or the Trustee under this Agreement, elect to immediately, close the Account and/or resign as the pledgee-in-possession of the Trustee hereunder so long as following any such Account closure or resignation, LaSalle shall transfer all assets and proceeds in the Account to or at the direction of the Trustee.

        12.    NOTICES.    Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 1:00 p.m. (Chicago, Illinois time) (but only if such telecopied document is also delivered by another method permitted by this Agreement by the next banking business day), or, if not, on the next succeeding business day; or (c) if delivered by recognized overnight courier, the business day on which such delivery is made by such courier.

        Notices shall be addressed as follows:

If to LaSalle:	LaSalle Bank National Association 135 South La Salle Street Chicago, Illinois 60603 Attention: David Stang Telecopy: (312) 606-8423
If to the Trustee:	The Bank of New York, as Trustee 101 Barclay Street, Floor 8W New York, NY 10286 Attention: Michelle Pitfick Telecopy: (212) 815-5707
If to the Customer:	Mrs. Fields Famous Brands, LLC 2855 E. Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121-1050 Attention: Michael R. Ward Telecopy: (801) 736-5944

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 12.

        13.    COUNTERPARTS.    This Agreement may be executed in any number of several counterparts.

        14.    JURY TRIAL WAIVER.    EXCEPT AS MAY BE PROHIBITED BY APPLICABLE LAW, EACH OF THE TRUSTEE, LASALLE AND THE CUSTOMER IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH THE TRUSTEE, LASALLE OR THE CUSTOMER ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT.

        This Agreement has been executed and delivered by each of the parties hereto by a duly authorized officer of each such party as of the date first set forth above.

CUSTOMER:
MRS. FIELDS FAMOUS BRANDS, LLC, a Delaware limited liability company
By:	/s/ MICHAEL R. WARD
	Name:	Michael R. Ward
	Title:	Senior Vice President, General Counsel and Secretary
The Bank of New York, as Trustee
By:	/s/ MICHAEL PITFICK
	Name:	Michael Pitfick
	Title:	Assistant Vice President

ACCEPTED AND AGREED TO as of March 16, 2004

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ DAVID A. STRANGE
	Name:	David A. Strange
	Title:	First Vice President

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  Exhibit 4.12